UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported), January 3, 2005 (December 27, 2004)

Axtive Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-20995	13-3778895
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5001 LBJ Freeway, Suite 275, Dallas, Texas	75244
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (972)-560-6328

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement

During 2003, Axtive Corporation entered into an Assignment and Assumption Agreement and related loan documents to assume $5.0 million of debt of ThinkSpark Corporation, a newly acquired and wholly owned subsidiary, which had been outstanding with Merrill Lynch Business Financial Services, Inc. (“MLBFS”). The debt is secured by all of the assets of ThinkSpark, although MLBFS agreed to subordinate its liens on up to $1.0 million of accounts receivable of ThinkSpark under certain circumstances. There are no senior liens on that portion of the accounts receivable at this time. The debt is also guaranteed by Axtive’s other subsidiaries at the time of the assumption. The debt is payable in monthly installments, which are currently approximately $60,000, including accrued interest at 8% per year. The remaining balance is due and payable on June 1, 2005.

As previously reported in Axtive’s Quarterly Report on Form 10-QSB for the quarterly period ended September 30, 2004, at September 30, 2004, Axtive was not in compliance with certain performance covenants, including past due monthly payments of principal totaling $152,383. Under the terms of the MLBFS debt, in the event of a default, MLBFS has the right to accelerate the maturity of the debt by notice to Axtive, whereupon all outstanding principal, interest and premiums on the note immediately become due and payable.

Currently, seven monthly payments on the debt are past due, totaling $211,136 in principal and $205,670 in accrued and unpaid interest. An additional monthly payment was due on January 1, 2005, consisting of $30,572 in principal and $29,690 in accrued and unpaid interest. At this time, Axtive does not anticipate it will be able to make the January 1 payment within the five-business-day grace period set forth in the applicable loan documents and it will then be classified as past due.

Axtive and MLBFS have been in regular communications, both directly and through legal counsel, in an attempt to resolve the outstanding defaults.

On December 27, 2004, Axtive received a written notice of default and demand for payment from MLBFS. The notice states that various unspecified defaults and events of defaults have occurred and are continuing under the loan documents. Accordingly, MLBFS accelerated the full amount of the outstanding debt and notified Axtive that the debt was immediately due and payable. Further, MLBFS notified Axtive that if payment in full of all obligations owed to MLBFS is not made by 5:00 p.m. Central Standard Time on January 7, 2005, MLBFS will take lawful action to protect its rights and assess a late charge of 5% of the outstanding obligations.

Axtive is continuing to communicate with MLBFS through legal counsel in an attempt to resolve the outstanding defaults and cause MLBFS to withdraw the notice of acceleration and demand for payment. Axtive can, however, give no assurances that it will be successful in this attempt. If the attempt is not successful, MLBFS may exercise remedies available to it under the loan documents or otherwise under applicable law, including foreclosure of its security interest in the ThinkSpark assets or enforcement of the subsidiary guaranties.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AXTIVE CORPORATION

Date: January 3, 2005	By:	/s/ GRAHAM C. BEACHUM III
Graham C. Beachum III
President and Chief Operating Officer

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